EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces Third-Quarter 2007 Financial Information

SPOKANE, Wash., Oct. 17, 2007 (PRIME NEWSWIRE) -- Northwest Bancorporation, Inc. (the "Company") (OTCBB:NBCT), the bank holding company for Inland Northwest Bank (the "Bank"), today reported financial results for the third-quarter ended September 30, 2007.

Net income for the third-quarter 2007 was $748 thousand, a reduction of $21 thousand, or 2.7%, when compared to $769 thousand reported for the third-quarter 2006. Earnings per diluted share for the third-quarters of 2007 and 2006 were $0.31 and $0.32, respectively. For the nine-months, year-to-date, net income is $1.90 million in 2007, compared to $2.03 million in 2006. Year-to-date earnings per diluted share are $0.80 in 2007, which compares to $0.85 in the prior year. Return on average assets for the year-to-date 2007 and 2006 was 0.84% and 1.03%, respectively, and return on average equity was 10.00% and 12.06%.

September 30, 2007 assets were $319.7 million, an increase of $40.8 million (14.6%) when compared to December 31, 2006 and an increase of $45.2 million (16.4%) when compared to September 30, 2006. Deposits at September 30, 2007 were $249.9 million and net loans, including loans held for sale, were $250.2 million. When compared to year-end and prior year quarter-end, deposits increased $38.9 million (18.4%) and $40 million (19.0%), respectively. Net loans, including loans held for sale, increased $33.5 million (15.4%) and $41.1 million (19.6%), respectively.

Comparing the first nine months of 2007 to the same period in 2006, net interest income improved by $830 thousand and non-interest income improved by $35 thousand. $270 thousand was expensed each period to fund the reserve for loan losses. Non-interest expense was higher during the first nine months 2007 than it was in the same prior-year period by $1,032 thousand. Tax expense was $43 thousand less.

Net interest income as a percent of average earning assets (the net interest margin, or NIM) is down, year-over-year, with the first nine months 2007 NIM reporting at 4.37% and the NIM for the same period in 2006 reporting at 4.53%.

The Bank has recorded net loan charge-offs of $73 thousand, year-to-date. For the same period in 2006, net loan charge-offs were $5 thousand. Total non-performing assets (loans on non-accrual, past due 90 days or more and foreclosed property owned) were $841 thousand at September 30, 2007 and $349 thousand at September 30, 2006. As a percentage of total assets, non-performing assets were 0.26% and 0.13% in 2007 and 2006, respectively. While non-performing assets increased, year-over-year, the level of non-performing assets experienced by the Company remains relatively modest and continues to compare favorably to the experience of similar-sized institutions nationally. As of the latest information available from the FDIC, June 30, 2007, financial institutions similar in size to the Bank reported, on average, non-performing assets equal to 0.71% of assets.

Randall L. Fewel, President and CEO of the Company and the Bank, noted that he was pleased with third-quarter results and that 2007 performance year-to-date is about what had been budgeted. "To position the Bank for sustained organic growth, we added considerable overhead expense during the last-half of 2006 and early this year," he said. "Employee expense increased significantly, due to the addition of four new commercial lenders and two support personnel. Fixed asset costs have increased due to our lease of a new branch location on Francis Avenue in Spokane, our commitment to an additional 2,000 square feet at our headquarters location in the Paulsen Center, and branches under construction in Hayden and Spirit Lake, Idaho. Other expenses that were not fully reflected in financial results for the first nine months of 2006, but that are reflected in this years' results, include a doubling of the advertising budget, costs related to the new branch that we built at Ruby and Ermina, which opened in April 2006, and the commitment that we made to provide funding to the Public Facilities District and the INB Performing Arts Center. Non-interest expense has increased by just over $1 million when comparing the first nine months of this year to the same period last year, which is in line with the budgeted increase.

"Our 2007 budget focused on growth, at the expense of profit, and, while I would prefer to report both improved earnings and significant growth in loans and other assets, I am delighted with the growth that we are able to report and satisfied that income, while a little below last year, is slightly ahead of plan. We anticipate continued improvement throughout the remainder of this year and believe that the significant investment that we are making in growing the Company will result in increased profits for years to come."

Mr. Fewel noted that the growth that the Bank has seen in total assets, deposits and loans, when comparing September 30, 2007 to the same date in 2006, has come at a time when many other financial institutions are reporting a slowdown in growth. Company assets are up 16.4%, loans are up 19.6% and deposits are up 19.0%. As of June 30, 2007, the latest information available from the FDIC, banks of the same asset size as the Bank were reporting annual growth rates in assets and loans of 9.1% and 10.4%, respectively (deposit growth rates for the Bank's peer group are not detailed by the FDIC). "One of our primary goals," he said, "is to continue to grow our Company, year after year, at a double-digit rate. Over time, if we can continue an accelerated rate of growth, we will be able to continue to expand our footprint, offer new services to our customers, provide career advancement opportunity to our employees and enhance shareholder value."

Northwest Bancorporation, Inc. is the parent of Inland Northwest Bank (INB), a Washington state-chartered bank headquartered in Spokane, Washington. INB operates seven branches in Spokane County, Washington, one branch in Walla Walla, Washington and two branches in Kootenai County, Idaho. Two additional branches, in Hayden and Spirit Lake, Idaho, are expected to open later this year; the Hayden branch is scheduled to open November 15th and Spirit Lake will open on December 17th. INB specializes in meeting the needs of individuals and small to medium-sized businesses, including professional corporations, by providing a full line of commercial, retail, mortgage and private banking products and services. The Company's stock is quoted on the OTC Bulletin Board, http://www.otcbb.com/, and by other financial reporting services under the symbol "NBCT."

Note: This press release contains "forward-looking statements" within the meaning of federal securities law, including statements concerning loan and deposit growth expected during the latter part of the current year, business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions in the financial markets, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACT:  Northwest Bancorporation, Inc.
          Randall L. Fewel, President and CEO
          (509) 456-8888